Exhibit 99.1

Press Release

(Houston – March 15, 2006) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has received commitments from a group of funds affiliated with nine institutional investors led by Zimmer Lucas Capital, LLC and Kayne Anderson Capital Advisors, L.P.. The commitments provide for the sale by PAA of up to approximately 3.5 million common units to fund a portion of the acquisition of Andrews Petroleum, which was announced earlier today. The Partnership has entered into an agreement to acquire Andrews Petroleum for approximately $205 million. The Partnership is also currently engaged in discussions with a number of other potential sellers regarding the possible purchase of additional assets. PAA intends to sell the units in a direct placement to the institutional investors. If the full amount of common units is issued, aggregate proceeds to PAA will be approximately $150 million.

“We have an established financial growth strategy and a disciplined approach to financing acquisitions, which calls for PAA to fund its acquisition growth with at least 50% equity,” said Phil Kramer, Executive Vice President and CFO of Plains All American. “To accommodate these planned and potential acquisitions, we have secured equity commitments to help ensure that we will meet these objectives in a timely fashion.”

Kramer stated that the arrangement provides that the investors will purchase a minimum of approximately 2.3 million common units at a price of $42.80 per unit for proceeds of $100 million. The sales price represents a 4.0% discount to both the closing price on March 10, 2006 and the average closing price for the last 15 trading days ended March 14, 2006, the last full trading day prior to the execution of the agreement. Kramer noted that the 4.0% discount is roughly equivalent to the average underwriting discount typically paid in connection with an underwritten public offering.

In addition, subject to closing the acquisition of Andrews Petroleum or the good faith belief by PAA that such acquisition is reasonably likely to close, the investors are also obligated through May 1, 2006, to purchase up to approximately 1.2 million additional common units at the same price as noted above, representing an incremental $50 million in potential proceeds. All of the units will be issued under the Partnership’s shelf registration statement filed on July 7, 2005.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Forward Looking Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the Andrews acquisition and potential future acquisitions and the potential sale of additional common units to help finance such acquisition activities. These statements are based on management’s current expectations and estimates. Actual results may differ materially due to certain risks and uncertainties, including the closing of the acquisition of Andrews Petroleum, the consummation of additional acquisitions, the closing of the direct placement of units, the stability of the capital markets, and other risks and uncertainties as identified and discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.